Exhibit 99.1

Blackstone Completes 30-Year Senior Notes Offering

New York, April 27, 2015—Blackstone (NYSE: BX) has completed its previously announced offering of $350,000,000 million of 4.450% senior notes due 2045 of Blackstone Holdings Finance Co. L.L.C., its indirect subsidiary. The notes are fully and unconditionally guaranteed by The Blackstone Group L.P. and its indirect subsidiaries, Blackstone Holdings I L.P., Blackstone Holdings II L.P., Blackstone Holdings III L.P. and Blackstone Holdings IV L.P. Blackstone intends to use the proceeds from the notes offering for general corporate purposes.

The notes were offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933.

The notes have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

The managers for the offering comprised a consortium of Blackstone’s important banking partners, including Mischler Financial Group, Inc. Mischler Financial Group, Inc. was the first financial services firm to be certified as a Service-Disabled Veteran Business Enterprise (SDVBE).

Contact:

Blackstone Public Affairs

212-583-5871

rose@blackstone.com